As filed with the Securities and Exchange Commission on December 29, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST RESPONDER PRODUCTS INC.

(Name of small business issuer in its charter)

Delaware	454111	20-2721447
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

7047 East Greenway Parkway, Suite 250		Richard Reincke
Scottsdale, Arizona 85254		7047 East Greenway Parkway, Suite 250
(480) 659-2389		Scottsdale, Arizona 85254
(Address and Telephone Number		(480) 659-2389
of Registrant’s Principal Executive Offices)		(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

WITH COPIES TO:

Aaron D. McGeary, Esq.

The McGeary Law Firm

405 Airport Fwy., Suite 5

Bedford, Texas 76021

Tel. (817)-282-5885

(817)-282-5886 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.001 par value	1,978,800	$3.00	$5,936,400.00	$635.19

The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION,

DATED DECEMBER __, 2006

FIRST RESPONDER PRODUCTS INC.

1,978,800 shares of common stock to be sold by current shareholders offering price of $3.00 per share

The selling shareholders of First Responder Products Inc. listed on pages 12 under the caption “Selling Shareholders” may offer and sell up to an aggregate of 1,978,800 shares of common stock under this prospectus. The offering price of the shares to be sold using this prospectus is $3.00 per share. The selling shareholders will sell their shares at $3.00 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will bear all costs associated with this registration.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Our common stock is not listed on a national securities market or the Nasdaq Stock Market. No public market currently exists for shares of our common stock. We have not applied for listing or quotation with any national securities exchange or automated quotation system.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Costs of the Offering	Proceeds to the Company

Per Share	$3.00	$.02	$0.00
Total Offering	$5,936,400.00	$40,182.25	$0.00

The company will not receive any of the proceeds of this offering, but will pay the costs of the offering.

The date of this prospectus is December __, 2006

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by First Responder Products Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Prospectus Summary	6
Business	6
Description Of Property	6
Risk Factors	7
Use Of Proceeds	7
Selling Stockholders	12
Plan Of Distribution	16
Legal Proceedings	17
Management	17
Description Of Securities	19
Indemnification For Securities Act Liabilities	20
Management’s Discussion And Analysis	28
Market For Common Equity And Related Stockholder Matters	32
Legal Matters	34
Experts	34
Changes In And Disagreements With Accountants	34
Available Information	34
Index To Financial Statements	34
Exhibits	46
Signatures	48

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _____________ (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has not been a change in our affairs since the date hereof.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 9, and the financial statements and the notes to the financial statements beginning on page F-1. You should also review the other available information referred to in the section entitled “Available Information” on page 54. As used throughout this prospectus, the terms “FRPI,” the “Company,” “we,” “us,” and “our” refer to First Responder Products Inc., a Delaware corporation.

Our background

First Responder Products Inc. was incorporated February 15, 2005 in the State of Delaware under the name Aegis Security Products, Inc.; the name was changed to First Responder Products Inc. on April 21, 2005.  Our principal executive office is located at 7047 East Greenway Parkway, Suite 250, Scottsdale, Arizona 85254 and we have a technology office at 4500 Campus Drive, Suite 350, Newport Beach, California 92660. Our telephone number is 480.659.2389 and our facsimile number is 480.659.3554. We were formed under the laws of the State of Delaware and are qualified to do business in the State of Arizona. Our websites are located at http://www.firstresponderproducts.com and at www.securitysurplus.com. Information contained on our websites is not part of this prospectus.

Our business

We are a homeland security company that provides a convenient, one-stop shopping site for emergency response products located on the Web at www.firstresponderproducts.com. These products include a wide selection of personal protection equipment; chemical, biological and radiological detection equipment; decontamination equipment; tactical equipment; emergency response trailers; and other terrorism response products funded by government grants through the Office for Domestic Preparedness (ODP), an agency of the Department of Homeland Security (DHS). We also have a wholly owned consumer-oriented website for personal safety and security products located at www.securitysurplus.com.  We launched www.firstresponderproducts.com on August 2, 2006. For the first ninety days we tested and refined the site's content and functionality, and worked to improve the performance and navigability of the site. Upon completion of testing, the site went “live” and we began generating revenues immediately. We also incorporated all the refinements from the first site into the consumer-oriented site, and launched www.securitysurplus.com on December 1, 2006. We began generating revenues from this consumer-oriented site the same day it launched, and we are selling products through this site every day, including weekends and holidays. We have significant assets and, although we have incurred losses since our inception and have relied solely on the sale of our equity securities and on loans from our officers and directors to fund our operations, we anticipate funding an increasing portion of our future operations through revenues.

We have entered into VAR (value added reseller) agreements with various manufacturers, such as Motorola, and channel partners, such as Tessco, that manufacture and distribute a wide range of first responder products.  We are also a reseller for the CoBRA software line of products developed by Defense Group, Inc. These entities typically operate through value added resellers. As a value added reseller to these manufacturers and channel partners, we receive significant pricing discounts and also can rely on pass-through warranties and product support for its customers.  Moreover, in December 2006 we became an Amazon.com affiliate, and immediately noticed a dramatic increase in our web-based sales.

Each of our websites has been designed with ease-of-use in mind. Customers see photographs of the product and are provided with comprehensive product information.  Customers can flag products during their browsing session; these products are then instantly added to an electronic shopping cart. At any point customers can review the contents of the cart, the cost, and projected delivery times. This makes it easy for customers to browse the site, selecting products as they go.

When the shopping session is complete, customers click on a hyperlink that takes them to the checkout page. At this stage, customers are presented with a list of the products marked for purchase, the total cost, shipping, handling, tax, etc.  Customers can then add shipping instructions, name, address, and special handling instructions, if any.

 At this stage, customers are given a selection of payment options and the site switches to secure mode. First Responder Products anticipates that it will process 90% of its sales online through a secure socket layer (SSL). This means that all communications with the server are encrypted, and customers receive a visual cue that the communication is secure (for example, a padlock symbol in Explorer or a blue key in Netscape Navigator).  First Responder Products protects customer information through use of a firewall.

The offering by the selling shareholders

Up to 1,978,800 shares of our common stock may be offered by the selling shareholders. They may sell all or any portion of the shares in this offering in one or more transactions or through a variety of methods. The offering price of the shares is $3.00. The selling shareholders will sell their shares at $3.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Description of the shares of common stock being offered for sale by the selling shareholders

We are authorized to issue 100,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock. There are currently approximately 6,585,000 shares of common stock issued and outstanding, with each share of common stock having equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The shareholders are entitled to cumulate their votes for directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Estimated use of proceeds

We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

RISK FACTORS

An investment in our common stock involves a substantial degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors in addition to the other information contained in this prospectus. The following risk factors, however, may not reflect all of the risks associated with our business or an investment in our common stock. You should not buy these securities unless you can afford to lose your entire investment.

We may need significant infusions of additional capital.

To date, we have relied almost exclusively on contributions and loans from our management, and the sale of our equity securities, to obtain the funding necessary to operate the business. Based upon our current cash reserves and forecasted operations, we may need to obtain additional outside funding in the future in order to further satisfy our cash requirements. Our need for additional capital to finance our business strategy, operations, and growth will be greater should, among other things, revenue or expense estimates prove to be incorrect. We cannot predict the timing or amount of our capital requirements at this time. If we fail to arrange for sufficient capital on a timely basis in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. Debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

Because we have a limited operating history, we face a high risk of business failure.

We were incorporated on February 15, 2005, and we have a limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries like web based commerce.

As a result of our limited operating history, it is difficult to accurately forecast net sales and management has limited historical financial data upon which to base planned operating expenses. Management based its current and future expense levels on operating plans and estimates of future net sales, and expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders received, which is uncertain. Accordingly, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause potential losses from operations for a given period to be greater than expected.

Many of our current and potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do.

Many of these current and potential competitors can devote substantially more resources to the development of their business operations than we can at present. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with other established competitors. Our online competitors are particularly able to compete by using the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies may increase competition and attract existing clients to competitors’ businesses.

Our inability to build brand awareness may prohibit us from competing effectively against new and established competitors, many of whom have greater name recognition. Our sales and revenues could be adversely affected.

 If we are unable to economically achieve or maintain a leading position in development of our services, or to promote and maintain the First Responder Products brand and its business, results of operations and financial condition could suffer. Management believes that the importance of brand recognition will increase as more companies engage in sales of homeland security and related first responder products over the Internet. Development and awareness of our brand will depend largely on our success in increasing our customer base, and in having available capital resources to adequately advertise and promote our brand and our services. In order to attract and retain customers and to promote and maintain our brand in response to competitive pressures, management plans to increase the company's marketing and advertising budgets and otherwise to increase substantially its financial commitment to creating and maintaining brand loyalty.

We depend upon our executive officers and key personnel.

The rapid execution necessary for us to fully exploit the market for our products and services requires an effective planning and management process. We anticipate significant growth over the next fiscal year and that growth will place a significant strain on our managerial, operational and financial resources. Our ability to manage our business effectively will require us to continue to implement and improve our operational, financial and management information systems and to attract, identify, train, integrate and retain qualified personnel. These demands will require the addition of new management personnel and the development of additional expertise by existing management. Our success depends to a significant extent on the ability of our officers to operate effectively, both independently and as a group. The loss of services of any executive officers or key personnel could have a material adverse effect on our business, revenues, results of operations or financial condition.

Competition for talented personnel is intense, and there is no assurance that we will be able to continue to attract, train, retain or motivate other highly qualified technical and managerial personnel in the future. Our senior management currently defers a large percentage of their annual salaries and there can be no assurance that they will continue to perform services for the company without receiving full compensation. In addition, market conditions may require us to pay higher compensation to qualified management and technical personnel than we currently anticipate. Any inability to attract and retain qualified management and technical personnel in the future could have a material adverse effect on our business, prospects, financial condition, and results of operations.

The Web-based sales industry is a highly competitive industry.

Many small and large companies compete with us in providing these services. There are a number of large web based vendors, including eFederal.com, FedBuy.com, FedCenter.com and GovPlace.com who serve a broad market spectrum. Many of our competitors have substantially greater capital resources than does First Responders and operate as subsidiaries of financial or bank holding companies, which may allow them on a consolidated basis to own and conduct depository and other banking activities that we do not have the regulatory authority to own or conduct. We expect increasing competition in the future. To be successful, the Company must offer the highest quality products and services. The Company must maintain its competitive advantage by continuing to offer the highest quality products and services. As such, the Company must have access to the resources and capital to foster and maintain its competitive advantage, and continue to offer a roster of services at affordable prices that best our competition.

Our business industry involves rapidly changing technology. Our success depends on our ability to improve our existing products and services and to develop and market new products and services. The costs and expenses associated with such an effort could be significant to us. There is no assurance that we will be able to find the funds necessary to keep up with new technology, or that if such funds are available, that we can successfully improve our existing services or successfully develop new products and services. Our failure to provide improved services to our customers or any delay in providing such products and services could cause us to lose customers to our competitors. Loss of customers could have a material adverse effect on the Company.

We face competition from other entities providing services similar to ours.

The market for all Internet based e-Commerce services is intensely competitive. We believe that the principal competitive factors in these markets are name recognition, performance, ease of use and functionality. Our existing competitors, as well as a number of potential new competitors, may have longer operating histories in the web-based market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns and make more attractive offers to potential employees. Further, there can be no assurance that our competitors will not develop services that are equal or superior to ours or that achieve greater market acceptance than our offerings in the area of name recognition, performance, ease of use and functionality. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

There can be no assurance that any new products and services we introduce will achieve significant market acceptance or will generate significant revenue.

The market for products and services in the homeland security and consumer security industry is characterized by rapid technological advances, evolving standards in computer hardware and software technology and frequent new product and service introductions and enhancements. Service introductions and possible short life cycles for products we sell may necessitate high levels of expenditures for continually selecting new products and discontinuing the sale of obsolete product lines. To obtain a competitive position, we must enhance and improve existing services and continue to introduce new products and new versions of existing products that will satisfy increasingly sophisticated customer requirements and achieve market acceptance. Our inability or failure to successfully enhance and improve our services in a timely manner, and position and/or price our products and services could have a material adverse effect on our business, results of operations or financial position.

We are dependent on the Internet.

The success of our services is dependent on the provision and administration of reliable infrastructure for our Internet services. Because online exchange of information of the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will provide to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, significant, geometric growth in the number of users and amount of traffic. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for services and products such as those offered. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

We have a strong dependence on network infrastructure and there is a risk of system failure and loss of capacity.

There can be no assurance that Internet related system failures would not adversely affect the performance of our services. While we have taken steps to minimize the risks associated with power failures, fire, physical and electronic security, telecommunications failures, any computer system is vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins and similar events. The occurrence of any of these risks could have a material adverse effect on our business, results of operations and financial condition. We maintain fully redundant or backup Internet services or backbone facilities at other fully redundant computing and telecommunication facilities. In spite of the backup, any accident, incident or system failure that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our clients, and, in turn, on our business, financial condition and results of operations.

The future success of our business will depend on the capacity, reliability and security of our network infrastructure. We will have to expand and adapt our network infrastructure as the number of customers and the amount and type of information they wish to utilize increases. Such expansion and adaptation of our network infrastructure will require substantial financial, operational and management resources. There can be no assurance that we will be able to expand or adapt our network infrastructure to meet additional demand or changing client requirements on a timely basis and at a commercially reasonable cost or at all. While our objective is to maintain substantial excess capacity, any failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding client base or evolving industry standards, could materially adversely affect our business, financial condition and results of operations.

Although we have implemented safeguards to prevent unauthorized access to our Web site, there always exists certain security risk, which may cause interruption, delays or cessation in service.

Despite the implementation of security measures, our network infrastructure may be vulnerable to computer viruses or problems caused by third parties, which could lead to interruptions, delays or cessation in service to our clients. Inappropriate use of the Internet by third parties could also potentially jeopardize the security or deter certain persons from using our services. Such inappropriate use of the Internet would include attempting to gain unauthorized access to information or systems - commonly known as "cracking" or "hacking."

Although we intend to continue to implement security measures, such measures have been circumvented in the past, and there can be no assurance that measures implemented will not be circumvented in the future. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in service to our operations. There can be no assurance that customers or others will not assert claims of liability against us as a result of failures. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry in general and our customer base and revenues in particular.

There is a risk of credit card fraud.

Although the Company conducts regular and frequent routine anti-hacking fraud tests and in addition has encryption certificates, systems and software for the electronic surveillance and monitoring of fraudulent credit card use, the Company is not liable for fraudulent use of consumer credit cards since the entire risk is passed on to the Merchant Processor.

Shares of our common stock may be "penny stocks”.

At all times when the current market price per share of our common stock is less than $5.00, our shares of common stock will be considered "penny stocks" as defined in the Securities Exchange Act of 1934, as amended. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock being issued under this prospectus. In addition, the penny stock rules adopted by the Securities and Exchange Commission under the Exchange Act would subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document which discloses the risks of investing in penny stocks.

Furthermore, if the person purchasing penny stocks is someone other than an accredited investor, as defined in the Securities Act, or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring penny stocks, and, as a result, investors in our common stock may have their ability to sell their shares impaired.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in penny stock, the customer (i) with bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If any of the Company's securities become subject to the penny stock rules, holders of those securities may have difficulty selling those securities. Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

(i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer

(ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases

(iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons

(iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers

(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses

We have not paid and do not currently plan to pay dividends, and you must look to price appreciation alone for any return on your investment.

Some investors favor companies that pay dividends, particularly in general downturns in the stock market. We have not declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth, and we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on selling our stock at a profit.

Many of our end-users are subject to budgetary and political constraints that may delay or prevent sales.

Many of our end-user customers currently are military, government agencies or entities or para-military or quasi-government entities or agencies. These entities and agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these entities and agencies experience political pressure that may dictate the manner in which they spend money. As a result, even if an entity or agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some orders also may be canceled or substantially delayed due to budgetary, political or other scheduling delays that frequently occur in connection with the acquisition of products by such entities or agencies.

Many of our end-users rely on state and federal grants to obtain the necessary funding to purchase our products, the delay or unavailability of which could adversely affect our sales and results of operations.

The Department of Homeland Security, or DHS, currently awards funding grants for the purchase of communications equipment that provides interoperability to first responders. These funds are granted through the State Homeland Security Grant Program, the Urban Area Security Initiative, and other grants administered by the Office of Domestic Preparedness, the Federal Emergency Management Agency, and the Transportation Security Administration. Other Federal agency programs include Department of Justice grants for counter-terrorism and general-purpose law enforcement activities through the Office of Community Oriented Policing Services, which distributes funding through a wide range of programs, both as grants and cooperative agreements. Additionally, many grants are administered directly through state agencies and administrative offices. Budgetary, political or other constraints or delays in providing, or the availability of funding through, these grant programs could preclude many of our end-users from being able to purchase our products, which would have an adverse impact on our revenues, results of operations and financial condition.

Provisions in our corporate charter and under Delaware law are favorable to our directors.

Pursuant to our certificate of incorporation, members of our management and Board of Directors will have no liability for violations of their fiduciary duty of care as officers and directors, except in limited circumstances. This means that you may be unable to prevail in a legal action against our officers or directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation allows us to indemnify our officers and directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Certain provisions of Delaware General Corporation Law and in our charter, as well as our current stockholder base may prevent or delay a change of control of our company.

Under the Delaware General Corporation Law, which we are subject to, it will be more difficult for a third party to take control of our company and may limit the price some investors are willing to pay for shares of our common stock. Furthermore, our certificate of incorporation authorizes the issuance of preferred stock without a vote or other stockholder approval. Finally, a majority of our outstanding common stock is held by insiders. Without a disparate stockholder base or a fluid aggregation of stockholders, it will be more difficult for a third-party to acquire our company without the consent of the insiders.

This prospectus may contain forward-looking statements that may prove to be inaccurate.

Information in this prospectus contains “forward-looking statements.” These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Determination of Offering Price

The selling shareholders will sell their shares at $3.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for the offered shares. The offering price of the offered shares is not based on any quantifiable criteria such as our assets or revenues. In fact, since inception we have generated limited revenues. The offering price is that price which we believe an investor would pay on the open market for an interest in a company with our business plans and our management team. However, the offering price may not be indicative of the true fair market value of the offered shares.

Dilution

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.

Selling shareholders

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders, the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares beneficially owned by such selling shareholders after the offering, and the percentage ownership after the offering. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee, and the number of shares of common stock owned before the offering and percent of shares owned after the offering specified in the table below is calculated assuming the exercise of all options exercisable within 60 days; provided, however, that there are currently no options or warrants outstanding or currently exercisable.

Name of Selling Security Holder	Number of Shares Currently Owned	Maximum Number of Shares Being Offered	Shares of Common Stock Owned After Offering	Percent of Shares of Common Stock Owned After Offering
A&Z Investments, LLC	275,000	275,000	0	0
Dr. Robert Aldoroty	50,000	50,000	0	0
Dr. John Baker	1,000	1,000	0	0
Lynne Baker	1,000	1,000	0	0
BMI Consulting, Inc.	100	100	0	0
Vincent Bocchicchio	10,000	10,000	0	0
Eric Carfagnini	2,000	2,000	0	0
Matt Carfagnini	50,000	20,000	30,000	0.45%
Greg Catchall	1,000	1,000	0	0

Tim Corbett	2,000	2,000	0	0
Corporate Financial Ventures LLC	100	100	0	0
Dave Dahlke	2,500	2,500	0	0
William Daugherty	1,000	1,000	0	0
DCF Group, Inc.	100	100	0	0
Desert Southwest Capital, Inc.	100	100	0	0
Robert J. Dorobiala	3,000	3,000	0	0
Brian Dunn	3,000	3,000	0	0
Eden Ranch, LLC	105,000	105,000	0	0
EDJ Holdings, Inc. (1)	1,272,500	250,000	1,022,500	15.4%
Leslie Feldman	7,500	7,500	0	0
Martin Feldman	10,000	10,000	0	0
Arthur Ferrari	1,000	1,000	0	0
Norman Hamilton	1,000	1,000	0	0
John Haytol	500,000	500,000	0	0
Dan A. Hinsley	10,000	10,000	0	0
Connie Jacobson	1,000	1,000	0	0
Lars Johnson	5,000	5,000	0	0
Johnson Family Trust (1)	2,000,000	200,000	1,800,000	27%
James Kearns	10,000	10,000	0	0
Mary R. Kincaid	2,000	2,000	0	0
Cyndi Kruger	1,000	1,000	0	0
Greg Kruger	1,000	1,000	0	0
Greg Kruger	50,000	50,000	0	0
Marcia Kruger	2,000	2,000	0	0
Robert Kruger	2,000	2,000	0	0
Brian Kruger	50,000	20,000	30,000	0.45%
Christina Lafever	1,000	1,000	0	0
Bob Lamotte	10,000	10,000	0	0
Corree Larsen	100,000	25,000	75,000	1.1%
Charles Lawrence	1,000	1,000	0	0
Alan J. Lazalle	1,000	1,000	0	0
Lima Capital, Inc.	100	100	0	0
Lo Money, Inc.	100	100	0	0
Ronald R. Lynch	5,000	5,000	0	0
Carole Macdonal	1,000	1,000	0	0
Mirabel, Inc.	100	100	0	0
Mirabel Consulting, Inc.	100	100	0	0
Glenn Moyers	5,000	5,000	0	0
Rick Newman	2,000	2,000	0	0
Deborah Norberg	1,000	1,000	0	0
Steve Norberg	1,000	1,000	0	0
Christine O'Mara	1,000	1,000	0	0
Pharma-Serve, LLC	100	100	0	0
Michael Pendergast	5,000	5,000	0	0
Richard Reincke (2)	1,000,000	100,000	900,000	13.5%
Dr. Glenn Reynolds	20,000	20,000	0	0
Jonathan Robins	3,000	3,000	0	0
Travis Rosser	5,000	5,000	0	0
Marcia Schnack	1,000	1,000	0	0
Marcia Schnack	1,000	1,000	0	0

Tom Schnack	1,000	1,000	0	0
Jason Schnack	2,000	2,000	0	0
Taylor Schnack	2,000	2,000	0	0
Mary Ann Shaffer	10,000	10,000	0	0
Marion Shatila	1,000	1,000	0	0
St. Andrews, Inc.	100	100	0	0
Timco, Inc.	100	100	0	0
Steven Stein	50,000	50,000	0	0
Jerry Stein	50,000	50,000	0	0
Steve Stubblefield	900,000	100,000	800,000	12%
Lori Torch	5,000	5,000	0	0
Lori Torch	10,000	10,000	0	0
Lori Torch IRA	2,500	2,500	0	0
Daniel Walen	5,000	5,000	0	0
Wells & Co.	100	100	0	0
Wells Group, Inc.	100	100	0	0
Total	6,636,300	1,978,800	4,657,500

 (1)     Eric Johnson is our president, chief executive officer and a member of our board of directors. 1,272,500 of Mr. Johnson’s beneficially owned shares are held in the name of EDJ Holdings, Inc., a corporation that he controls, and 2,000,000 of his shares are held in the name of the Johnson Family Trust.

 (2)     Mr. Reincke is our secretary, chief financial officer and a member of our board of directors.

The following table lists the names, addresses, number of shares, purchase price per share and date of purchase of the shares of each selling shareholder.

Investor	Address	Number of shares	Purchase price per share	Date of purchase
A&Z Investments, LLC	5011 Meadowwood Mall Ste 300 Reno, NV 89502	275,000	$1.00	10/23/2006
Dr. Robert Aldoroty	5671 Ocean Vista Dr. Huntington Beach, CA 92648	50,000	$1.00	5/23/2006
Dr. John Baker	10483 E Texas Sage Lane Scottsdale, AZ 85255	1,000	$1.00	10/14/2006
Lynne Baker	10483 E Texas Sage Lane Scottsdale, AZ 85255	1,000	$1.00	10/14/2006
BMI Consulting, Inc.	15011 N. 45th Place, Phoenix, AZ 85028	100	$1.00	10/5/2006
Vincent Bocchicchio	7524 East Cactus Wren Road Scottsdale, AZ 85260	10,000	$1.00	7/31/2006
Eric Carfagnini	2445 Mescal Street Phoenix, AZ 85028	2,000	$1.00	10/23/2006
Matt Carfagnini	16801 N 94th Drive #2003, Scottsdale, AZ 85254	50,000	(services)	10/16/2006
Greg Catchall	14353 Q St. Omaha, NE 68137	1,000	$1.00	10/26/2006
Tim Corbett	493 South Euclid Avenue, #2, Pasadena, CA 91101	2,000	$1.00	9/17/2006
Corporate Financial Ventures, LLC	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Dave Dahlke	5 Hermosa Ave. Irvine, CA 92620	2,500	(services)	6/30/2006
DCF Group, Inc.	15011 N. 45th Place, Phoenix, AZ 85028	100	$1.00	10/5/2006
Desert Southwest Cap., Inc.	2251 E. Horrow Drive, Scottsdale, AZ 85254	100	$1.00	10/5/2006
William Daugherty	15057 N 93rd Way Scottsdale, AZ 85260	1,000	$1.00	9/29/2006
Robert J. Dorobiala	2445 E Mescal Street Phoenix, AZ 85028	3,000	$1.00	10/20/2006
Brian Dunn	10676 E Raintree Drive Scottsdale, AZ 85255	3,000	$1.00	10/23/2006
Eden Ranch, LLC	P.O. Box 12242 Scottsdale, AZ 85257	105,000	$0.01	2/15/2005
EDJ Holdings, Inc.	7047 East Greenway Pkwy Ste. 250 Scottsdale, AZ 85254	1,272,500	founder	2/15/2005
Leslie Feldman	7839 East Nestling Way Scottsdale, AZ 85255	7,500	$1.00	8/16/2006
Martin Feldman	2235 North 97th Street Scottsdale, AZ 85255	10,000	$1.00	6/20/2006
Arthur Ferrari	11156 East Wiinchcomb Dr Scottsdale, AZ 85259	1,000	$1.00	10/30/2006
Norman Hamilton	PO Box 10852 Casa Grande, AZ 85230	1,000	$1.00	10/30/2006
John Haytol	8070 East Morgan Trail Ste 225 Scottsdale, AZ 85258	500,000	services	6/30/2006

Dan A. Hinsley	9670 East Poinsettia Dr. Scottsdale, AZ 85260	10,000	$1.00	8/3/2006
Connie Jacobson	8202 E Jackrabbit Rd. Scottsdale, AZ 85250	1,000	$1.00	10/3/2006
Lars Johnson	9676 N Winchester Drive Cedar Hills, UT 84062	5,000	$1.00	9/29/2006
Johnson Family Trust	7047 East Greenway Pkwy Ste. 250 Scottsdale, AZ 85254	2,000,000	founder	2/15/2005
James Kearns	4901 East Robin Lane Phoenix, AZ 85054	10,000	$1.00	5/25/2006
Mary R. Kincaid	6337 North 52nd Place, Paradise Valley, AZ 85253	2,000	$1.00	10/12/2006
Cyndi Kruger	16420 N Thompson Peak Pkwy #2026 Scottsdale, AZ	1,000	$1.00	10/6/2006
Greg Kruger	11047 E Acoma Drive, Scottsdale, AZ 85255	1,000	$1.00	10/2/2006
Greg Kruger	11047 E Acoma Drive, Scottsdale, AZ 85255	50,000	$1.00	11/14/2006
Marcia Kruger	13848 Hamilton St. Omaha, NE 68154	2,000	$1.00	10/2/2006
Robert Kruger	15506 N 109th Place Scottsdale, AZ 85255	2,000	$1.00	10/2/2006
Brian Kruger	16801 N 94th Drive #2003, Scottsdale, AZ 85254	50,000	services	9/13/2006
Christina Lafever	8262 E Hoverland Rd. Scottsdale, AZ 85255	1,000	$1.00	10/2/2006
Bob Lamotte	25515 Blondo Waterloo, NE 68069	10,000	$1.00	11/9/2006
Corree Larsen	7331 East Overlook Drive Scottsdale, AZ 85255	100,000	$0.01	2/15/2005
Charles Lawrence	5650 W. Linda Lane Chandler, AZ 85226	1,000	$1.00	10/24/2006
Alan J. Lazalle	9430 E Mission Lane #207 Scottsdale, AZ 85258	1,000	$1.00	10/6/2006
Lima Capital, Inc.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Lo Money, Inc.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Ronald R. Lynch	7128 East Balancing Rock Rd. Scottsdale, AZ 85262	5,000	$1.00	5/25/2006
Carole Macdonal	623 Marine St. #3 Santa Monica, CA 90405	1,000	$1.00	10/26/2006
Mirabel, Inc.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Mirabel Consulting, Inc.	4042E Woodstock Road, Cave Creek, AZ 85331	100	$1.00	10/5/2006
Glenn Moyers	8275 East Bell Road #1195 Scottsdale, AZ 85260	5,000	$1.00	6/30/2006
Rick Newman	15141 East Vista Dr. Fountain Hills, AZ 85268	2,000	$1.00	10/30/2006
Deborah Norberg	10684 E Caribbean Lane Scottsdale, AZ 85255	1,000	$1.00	10/25/2006
Steve Norberg	10684 E Caribbean Lane Scottsdale, AZ 85255	1,000	$1.00	10/25/2006
Christine O'Mara	P.O. Box 5136 CareFree, AZ 85377	1,000	$1.00	10/26/2006
Pharma-Serve, LLC	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Michael Pendergast	6571 Oakgrove Circle Huntington Beach, CA 92647	5,000	services	6/30/2006
Richard Reincke	7047 East Greenway Pkwy Ste. 250 Scottsdale, AZ 85254	1,000,000	founder	2/15/2005
Dr. Glenn Reynolds	P.O. Box 6407 Scottsdale, AZ 85261	20,000	$1.00	10/13/2006
Jonathan Robins	6110 E Hillery Scottsdale, AZ 85254	3,000	$1.00	10/6/2006
Travis Rosser	1 Ammolite Rancho Santa Margarita, CA 92688	5,000	services	6/30/2006
Marcia Schnack	1518 N 129 Ave. Circle Omaha, NE 68154	1,000	$1.00	10/2/2006
Marcia Schnack	1518 N 129 Ave. Circle Omaha, NE 68154	1,000	$1.00	10/2/2006
Tom Schnack	1518 N 129 Ave. Circle Omaha, NE 68154	1,000	$1.00	10/2/2006
Jason Schnack	1518 N 129 Ave. Circle Omaha, NE 68154	2,000	$1.00	10/9/2006
Taylor Schnack	1518 N 129 Ave. Circle Omaha, NE 68154	2,000	$1.00	10/2/2006
Mary Ann Shaffer	1701 Curtis Ave. Manhattan Beach, CA 90266	10,000	$1.00	10/2/2006
Marion Shatila	10924 N. 78th Street Scottsdale, AZ 85260	1,000	$1.00	10/26/2006
St. Andrews, Inc.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Steven Stein	11064 East Acacia Drive Scottsdale, AZ 85255	50,000	$0.01	2/15/2005
Jerry Stein	11064 East Acacia Drive Scottsdale, AZ 85255	50,000	$0.01	2/15/2005
Steve Stubblefield	424 Bernard St Costa Mesa, CA 92627	900,000	services	2/15/2005
Lori Torch	7839 East Nestling Way Scottsdale, AZ 85255	5,000	$0.01	2/15/2005
Lori Torch	7839 East Nestling Way Scottsdale, AZ 85255	10,000	$1.00	6/21/2006
Lori Torch IRA	7839 East Nestling Way Scottsdale, AZ 85255	2,500	$1.00	9/23/2006
Daniel Walen	8189 East Cortez Scottsdale, AZ 85260	5,000	$1.00	5/25/2006
Wells & Co.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006

Wells Group, Inc.	14500 Northsight Blvd., Ste. 212, Scottsdale, AZ 85260	100	$1.00	10/5/2006
Total		6,636,300

Plan of Distribution

The selling shareholders will sell their shares at $3.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling security holders do not intend to engage in short selling or other hedging activities. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

•

purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•

privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

The shares of common stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus and selling shareholders may not sell their shares until those shares are qualified or registered under various state Blue Sky laws, or unless an exemption from such qualification or registration is available. Selling shareholders and brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. We will not receive any of the proceeds from the sale of those shares being offered.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings

We do not have any litigation matters pending nor are we aware of any potential litigation matters.

Directors, Executive Officers, Promoters and Control Persons

We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

There is no family relationship between any of our officers or directors except for the following: Mr. King and Mr. Johnson are brothers-in-law. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

The following table sets forth information regarding our officers, directors and key consultants.

Our Board of Directors currently consists of two members. There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the directors have been selected as directors, other than as described below. There are no “family relationships” among the directors, as that term is defined by the Securities and Exchange Commission. Set forth below is our current management and Board of Directors, including each member’s age and position with the Company.

Name	Age	Position with the Company
Eric D. Johnson	41	President/CEO and Director
Richard C. Reincke	49	CFO, Secretary and Director
Joseph P. King	42	Vice President

Eric D. Johnson

President/CEO/Chairman

Eric Johnson is our president, chief executive officer and Chairman of our Board of Directors. He has held senior management positions with early stage companies focusing on technology and software including a company he founded, StrategicParts.com, Inc., an on-line collaboration hub for electronics manufacturers and engineering companies. He served as President and CEO of that company until April 2001. From April 1, 2001 through November 17, 2006 he served as CEO of Aegis Assessments, Inc., a wireless communications technology company. Mr. Johnson has extensive experience with the first responder community. He is an active member of the Security Industry Association (SIA) and the National Defense Industrial Association (NDIA), as well as first responder organizations such as ComCARE, a national advocacy organization for first responders focusing on communications issues, and ICMA, the International City/County Management Association, which provides technical and management assistance for local government administrators, assistants, and department heads serving cities, counties, towns, villages, and regional entities. Mr. Johnson's experience includes six years in U.S. Army Military Intelligence. He attended the Defense Language Institute in Monterey, California and is fluent in German. After receiving his Top Secret Security Clearance-SCI, Mr. Johnson worked with the International Security Command (INSCOM) and the National Security Agency (NSA) and was stationed in Europe, where he worked on several classified Counter Terrorism and Military Intelligence projects. Mr. Johnson received an honorable discharge in 1990. After leaving the military, Mr. Johnson joined Equity Services, Inc., a national full service broker-dealer as a registered representative, where he provided financial planning and investment advisory services to high net worth individuals and closely held businesses. Mr. Johnson received his Bachelor's Degree from the University of New York.

Richard C. Reincke

Chief Financial Officer/Secretary

Richard Reincke is our chief financial officer and corporate secretary. He has extensive experience in managing public and private businesses. From May 2002 through the present he has been the Chief Operating Officer of Aegis Assessments, Inc., a wireless technology company specializing in communications products for first responders, where he is responsible for management of day-to-day operations. In addition to those duties, since September 2004 he has also served as the President of Aegis, responsible for overseeing product development and for coordinating company-wide implementation of business strategies. In November 2006 he was appointed interim CEO of Aegis. He is actively involved with the first responder community and has participated in a range of special training exercises with law enforcement, fire departments, National Guard Weapons of Mass Destruction (WMD) teams, corrections personnel and the National Institute of Justice/Office of Law Enforcement Technology Commercialization. He has also completed specialized instruction in WMD/Terrorism awareness for emergency responders from the National Emergency Response and Rescue Training Center. Mr. Reincke is a member of the Association of Public Safety Communications Officials (APCO) and is active in ComCARE, a national advocacy organization for first responders. He has appeared on over 40 radio programs in the last year commenting on homeland security issues. Mr. Reincke was a National Merit Scholar in 1975 and successfully completed training as an undergraduate at Marine Corps Officer Candidate School in Quantico, Virginia in 1976.

Joseph P. King

Vice President for Business Development - Military Markets

Mr. King is currently transitioning off 24 years of active duty with the United States Army Special Operations Command. He is scheduled to be officially retired on February 15, 2007 and at that time will join the company as its full time Vice President for Business Development in Military Markets. Mr. King will also be responsible for development of sales and marketing strategies for international military and domestic Department of Defense e-GP markets. Mr. King’s comprehensive understanding of military procurement processes, protocols, hierarchies and sales cycles uniquely qualifies him for this position. He will also assist in identifying products with military applications and extensive demand potential. Mr. King has served with the U.S. Army for the last 24 years, and served in the 5th Special Forces Group (Airborne) for more than eleven years. While there, he served on an operational detachment, responsible directly to the Joint Chiefs of Staff, to provide security assessments for United States Embassies and Consulates throughout the Middle East. He led these assessments, collected on-site information, developed plans and produced final products to high level Department of Defense agencies. Mr. King has received a broad spectrum of training including the most demanding the U.S. Army provides.  In addition, Mr. King was responsible for planning, equipping and training a newly formed Counter-Terrorism detachment in 1994 and 1995. Mr. King currently holds a Top Secret Security Clearance-SCI. He has also served as Operations Sergeant for the United States Army Special Operations Command Special Operations Research Support Element, where his duties included finding, developing, evaluating and implementing emerging technologies from all aspects of the commercial sector. Mr. King received his Bachelor’s Degree from Liberty University in Lynchburg, Virginia and is currently completing his Master’s of Business Degree in Security Management from Webster’s University in St. Louis, Missouri.

In addition to our management, we rely on key consultants to provide important services to the company.

John M. Haytol

General Counsel

Mr. Haytol has significant experience in business strategy and analysis, including operating his own law practice as well as several private companies and limited liability corporations. He holds a degree in telecommunications/economics from Michigan State University and graduated from the University of Detroit School of Law in 1985. He was admitted to the State Bar of California in 1985 and retains his status as an active attorney in California.   Mr. Haytol spent the first ten years of his legal career at the Los Angeles/Beverly Hills offices of several New York based law firms (Wilson, Elser Moskowitz Edelman and Dicker and Finley Kumble Wagner, et al.); then at Charlston Revich & Williams, a boutique litigation spin-off of Finley Kumble located in Century City.  Mr. Haytol left that firm in 1993 to establish his own law practice in Newport Beach, California.  Since 1995, Mr. Haytol has actively managed and advised private clients concerning public and private investment opportunities, including private placement, LLC and public offerings, as well as operated or managed several private corporations or LLC in California, Nevada and Arizona.  Mr. Haytol presently manages a private international investment fund for his clients and partners, and acts as a consultant on legal issues for several individuals and companies.

Steven Stubblefield

Software and Web Production Consultant

Mr. Stubblefield graduated from Cal State Fullerton with a Business degree in Management Information Systems. As the company's Software and Web Production consultant, he is responsible for all software development, engineering and technical operations, including technology strategy, engineering, architecture, site operations and customer support. He is also involved in product strategy. Prior to his employment with the company, from December 2002 through February 2006 Mr. Stubblefield was the Senior Software Developer for Aegis Assessments, Inc., a wireless technology company specializing in communication products for first responders. At Aegis, Mr. Stubblefield successfully oversaw development, support and maintenance of Aegis' information technology and architecture for the company's website, as well as providing technical customer support. Prior to his employment at Aegis, Mr. Stubblefield helped architect and build an enterprise level medical claims processing system at Office Ally. He also developed intranet web systems for Valence Semiconductor, Inc.

Security ownership of certain beneficial owners and management

The following table specifies the capital stock ownership of our officers, directors and key employees and consultants. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee, and the percent of class owned in the table below is calculated assuming the exercise of all options exercisable within 60 days. Subject to community property laws, where applicable, the persons or entities named in the table below have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Name of Beneficial Owner	Title of Class and Number of Shares Owned		Approximate Percent of Class
Eric Johnson, President; Chief Executive Officer; Chairman	Common –	3,272,500	49%
Richard Reincke, Chief Financial Officer; Secretary; Director	Common –	1,000,000	15%
Steve Stubblefield, Senior Software Developer	Common –	900,000	13.5%
John Haytol, Corporate Counsel	Common –	500,000	7.5%
All officers, directors and key employees	Common –	5,672,500	85%

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person. There are currently no options, warrants or other stock rights held by our officers, directors or key employees.

Changes in control

Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of our securities

Common stock

We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of December 27, 2006, approximately 6,636,300 shares of our common stock were issued and outstanding. Each share of common stock has equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is cumulative voting with respect to the election of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends.

Cash dividends are at the sole discretion of our Board of Directors and currently the Board does not intend to pay shareholders any dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future. We contemplate reserving approximately 10,000,000 shares of our common stock for use in future stock option plans for our employees.

Preferred stock

Our board of directors is authorized by our certificate of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $.001 per share. As of December 27, 2006, none of our preferred stock was issued and outstanding. In the event that the Board of Directors issues shares of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. Our Board of Directors may determine the voting rights, if any, of the series of any preferred stock being issued, including the right to:

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vote separately or as a single class with the common stock and/or other series of preferred stock;

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have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

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vote on specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition.

If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our Board of Directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our Board of Directors could be redeemable or convertible into shares of any other class or series of our stock. The issuance of preferred stock by our Board of Directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Dividends

We have never paid a cash dividend on our common stock nor do we anticipate paying cash dividends on our common stock in the near future. It is our present policy not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. Under Delaware law, a company is prohibited from paying dividends if the company, as a result of paying such dividends, would not be able to pay its debts as they become due, or if the company’s total liabilities and preferences to preferred stockholders exceed total assets. Any payment of cash dividends on our common stock in the future will be dependent on our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our Board of Directors deems relevant.

Interest of named experts and counsel

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Sixth of our Certificate of Incorporation dated February 15, 2005 and our Amended and Restated Certificate of Incorporation dated October 26, 2005 provides, among other things, that our officers and directors shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.  Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

The effect of these provisions in our certificate of incorporation, as amended, is to eliminate our right and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the “Securities Act,” may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Delaware Anti-Takeover Statute and Charter Provisions

Delaware anti-takeover statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

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by persons who are directors and also officers, and

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by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

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on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an “interested stockholder” did own, 15% or more of the corporation’s voting stock.

Certificate of Incorporation

Articles Fourth and Fifth of our Amended and Restated Certificate of Incorporation dated October 26, 2005 authorizes our Board of Directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions may also have the effect of preventing changes in the management of the Company.

Indemnification Agreements

We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization within last five years

Transactions with promoters

In February 2005, we issued 5,450,000 shares of our common stock in exchange for services related to our incorporation and initial business activities. The founders' shares were valued at par value, or $.001 per share, which represented the fair market value of our stock on the date of issuance.

The following individuals were issued founders' shares for the services indicated:

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Eric Johnson, our president, chief executive officer and chairman, received 3,550,000 shares of our common stock for initial       capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted in the initial incorporation and helped formulate our business plan. His shares were valued at $.001 per share.

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Mr. Reincke received 1,000,000 shares of our common stock for services related to our initial incorporation including assisting in the preparation and filing of documents related to our incorporation, general office duties, market research, and formulation of our business and marketing plans. His shares were valued at $.001 per share.

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Steve Stubblefield, a consultant, received 900,000 shares of our common stock for software development services related to designing our e-commerce website, assisting in the formulation of our business plan and product identification and acquisition. His shares were valued at $.001 per share

Description of business

First Responder Products, Inc. was incorporated in the state of Delaware on February 15, 2005 under the name Aegis Security Products, Inc. The company changed its name to First Responder Products Inc. on or about April 21, 2005 by filing an amended certificate of incorporation with the Delaware Secretary of State. We are a homeland security company that provides a convenient, one-stop shopping site for emergency response products located on the Web at www.firstresponderproducts.com. These products include a wide selection of personal protection equipment; chemical, biological and radiological detection equipment; decontamination equipment; tactical equipment; emergency response vehicles; and other terrorism response products funded by government grants through the Office for Domestic Preparedness (ODP), an agency of the Department of Homeland Security (DHS). The Company also has a wholly owned consumer-oriented website for personal safety and security products at www.securitysurplus.com.

We launched www.firstresponderproducts.com on August 2, 2006. For the first ninety days we tested and refined the site's content and functionality, and worked to improve the performance and navigability of the site. Upon completion of testing, the site went “live” and we began generating revenues immediately. We also incorporated all the refinements from the first site into the consumer-oriented site, and launched www.securitysurplus.com on December 1, 2006. We began generating revenues from this consumer-oriented site the same day it launched, and we are selling products through this site every day, including weekends and holidays.

We have streamlined the product procurement process by providing first responders and public safety agencies with a convenient, centralized destination to examine and purchase a wide selection of such products. We also feature products organized by categories from the DHS Standardized Equipment List/Authorized Equipment List (SEL/AEL). We serve state, federal and local public safety agencies, as well as commercial security companies and the military.

Our management will use its extensive experience with the public safety community to select products that are cost-effective and reliable and will continually feature new products as they are developed in order to drive customers to the site. If we don't have a product a customer is looking for, we will help them find it. Our ordering system allows customers to track funding, availability and delivery of all our customers’ homeland security equipment requirements.

We have targeted the emerging electronic government purchasing, or “e-GP” market, as well as existing commercial and consumer markets. Through a separate website which is wholly owned by the Company, we offer personal protective equipment, first aid equipment, and other consumer-oriented security products. Our e-commerce sites provide centralized portals for e-GP and private security purchasing agents, as well as consumers, to locate first responder products and will also allow first responders access to special content, message boards, and special downloads, thereby creating a community of public safety professionals who are comfortable buying online and who will return to the site again and again for their homeland security product needs.  Our customers can also participate in discussion forums, evaluate new products, and join our community of public safety professionals.

Products

We market and sell off-the-shelf and private label (manufactured by a company that places the retailer's name on the packaging) specialized homeland security products to public safety agencies, commercial end users and consumers via the Internet and through direct sales activities, including submitting bids on RFQs (requests for quotes) published by public safety agencies and municipalities.  These products include a wide selection of personal protection equipment; chemical, biological and radiological detection equipment; decontamination equipment; tactical equipment; emergency response vehicles; terrorism response and mitigation software and hardware solutions; and home security products for consumers.

These products are categorized using the DHS Standardized Equipment List/Authorized Equipment List (SEL/AEL). The AEL was derived from the SEL, which was developed by the Interagency Board (IAB) for Equipment Standardization and Interoperability. Changes and additions to the AEL reflect input received by the DHS-ODP from State and local responders and reflect a continued commitment to better serve the nation. The new AEL also comports closely with the SEL, but has additional categories and equipment. Updated lists are issued from time to time, with the next update due in October 2006.

A cross-section of officials representing the U.S. Department of Homeland Security, the U.S. Department of Justice, the Public Health Service, the U.S. Department of Energy, and State and local CBRNE (an acronym which stands for chemical, biological, radiological, nuclear and explosive hazards) response experts assisted in the development of this authorized equipment purchase list and in identifying allowable items.

The Authorized Equipment List has expanded beyond the initial focus on personal protective equipment, detection equipment, and communication equipment and is often updated for new grant solicitations. The current Authorized Equipment List included the following eighteen categories:

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Personal Protective Equipment

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Explosive Device Mitigation and Remediation Equipment

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CBRNE Search and Rescue Equipment

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Interoperable Communications Equipment

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Detection Equipment

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Decontamination Equipment

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Physical Security Enhancement Equipment

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Terrorism Incident Prevention Equipment

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CBRNE Logistical Support Equipment

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CBRNE Incident Response Vehicles

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Medical Supplies and Limited Types of Pharmaceuticals

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CBRNE Reference Materials

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Agricultural Terrorism Prevention, Response and Mitigation

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CBRNE Response Watercraft

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CBRNE Aviation Equipment

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Cyber Security Enhancement Equipment

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Intervention Equipment

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Other Authorized Equipment

Market Analysis Summary

Recent research from the Homeland Security Research Corporation predicts that the cumulative homeland security and homeland defense market will total more than $400 billion from 2006 to 2010. This demonstrates a growth of more than three times the cumulative market of $130 billion from 2001 to 2005. The market for 2006 is estimated to be valued at $57.6 billion and will grow to $105.7 billion in 2010. The Homeland Security Research Corporation also feels that the next five years will have three concentrations: an energized focus on intelligence and WMD mitigation, a greater reliance on the private sector, and the emergence of new market leaders.

The recently restated DHS strategy (which resulted, in part, from the perceived response failures to Hurricane Katrina) provides for a more systematic building of the national homeland security structure with a much greater reliance on the private sector. Because the homeland security industry is a global industry, it is uniquely suited for servicing via the Internet and e-commerce sites.

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By creating the DHS, the federal government integrated 22 agencies and 180,000 government employees.

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DHS had $40.7 billion under its control during fiscal year 2005.

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DHS has a proposed budget of over $41 billion for fiscal year 2006.

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23% of DHS contracts are identified for small business.

The key revenue opportunities for the private sector selling products within the domestic United States' homeland security and first responder categories include protective equipment (e.g., hazmat suits), communications equipment, incident command equipment, and specialized first responder products. Funds to purchase first responder products are provided largely by federal grants to state and local governments, and to a limited extent by states' and cities' own expenditures. There is also a significant market in the private sector for security products and emergency response products for use in commercial and industrial facilities.

The private sector is more amenable to online purchasing for its security and safety needs. Outlays of the private sector are harder to account for than government spending for public safety, given the dual-use nature of many security technologies. However, by one estimate, annual private sector security costs could range between $18.5 billion to $41 billion (Navarro and Spencer, 2001.) Another report, a pre-9/11 study conducted for the National Institute of Justice, estimated annual total private security expenditures at $100 billion (Cunningham, 2002.) Given that more than two thirds of the total U.S. infrastructure is owned by the private sector, the high-end estimates for the private sector security outlays are not unreasonable.

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85 % of the critical infrastructure in the U.S. is privately controlled.

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The U.S. Private Sector is estimated to spend $6 to $7 billon on homeland security per year.

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The International Private Sector, excluding the U.S., is estimated to spend 5.2 billion on homeland security per year.

The 100 minutes between the time when the first tower at the World Trade Center was struck by American Airlines Flight 11 on 9/11 and its collapse demonstrated the importance of effective emergency response, and the limitations of the key agencies' capabilities. Thousands of lives were saved due to the efficient way in which evacuations were carried out; but hundreds of other lives were likely lost due to coordination and communications failures. Recent hurricanes in the Gulf Coast further demonstrated the lack of preparedness for a major emergency at federal, state and local levels. State and federal government agencies have announced a renewed emphasis on improving first response capabilities nation-wide as a direct result of these painful lessons. Over the next five years, industry analysts project the following federal government purchases of first responder products and training:

Weighted Five-year Value	(in $ millions)
Protective equipment	$8,400
Response equipment - communications	$1,750
Response equipment - command and control	$600
First responder training	$3,600
Total	$14,350

Market Segmentation

Studies of market segmentation in the homeland security space generally are broken down into three categories: Market Segmentation by End Customer (e.g., Private Sector, State & Local, Intelligence Community, Armed Forces, Government Agencies) Market Segmentation by Geographical Territories (e.g., U.S., E.U. PRC, India); and Market Segmentation by Mission Area (e.g., Border & Transportation Security, Intelligence and Warnings, Domestic Counterterrorism). Because strategic analysis of the complex dynamics of the emerging U.S. and International homeland security and homeland defense markets is incomplete, no significant market leader in any of these categories has yet emerged.

The period 2001 through 2005 was characterized by tremendous growth in these market segments, but much of the government and private funds were spent on vintage off-the-shelf products and services, acquired through traditional purchasing protocols.

Homeland Security Industry Analysis

A common misperception is that the terrorist attacks of 9/11 created a new industry called the homeland security industry. In fact, 9/11 acted as a catalyst which accelerated existing trends in an already growing and rapidly consolidating existing security industry. Foremost among these trends is the increasing shift from a products and services market to an integrated solutions market. During the 10 years proceeding 9/11, most security sectors experienced strong growth, and there was a significant trend toward consolidation and comprehensive, integrated security solutions.

The shift to a solutions-based industry is, in the opinion of the Civitas Group (a strategic advisory and investment firm serving the homeland and national security markets) the defining characteristic of the homeland security market. Obtaining market share increasingly depends upon agreements with complementary services and products and/or with channel partners. A battle of platforms is emerging.

Another key market characteristic of the homeland security industry is the diffuse nature of the buyers of first responder products, and the impact on marketing and selling costs necessary to reach such a wide, non-centralized customer base. There are over 30,000 federal agencies, and state, county and city governments that are potential buyers for homeland security products. The needs of these buyers are often dissimilar, and there is wide variance in their levels of market sophistication and their purchasing protocols.

Merger and acquisition activity is another indicator of expected growth and investor interest in the homeland security sector. From 2001 to 2003, there were 28 announced acquisitions, with pricing reflecting enterprise value to revenue ratios of about 1.0 times. In 2004 alone, there were 37 announced transactions, and this pace continued in 2005 and at similar valuation levels. In the aggregate, from 2001 to 2005, more than $10 billion was paid in nearly 90 transactions. The median-size deal was between $40 million and $50 million.

Large deals included the purchase of Novar plc by Honeywell International Inc., Marsh and McLellan Companies Inc.'s deal for Kroll Inc. and General Electric Co.'s acquisitions of Edwards Systems Technology Inc. and InVision Technologies Inc. The aggregate value in these transactions was about $6 billion. Armor Holdings and London-based Smiths Group plc also were active, spending more than $600 million in six deals.

It's likely that successful companies will emerge as key players in one or more segments of the market: detection, protection, infrastructure, response and recovery. Events domestically and globally suggest that over the foreseeable future, priority funding will be dedicated to homeland security at all levels of government.

Strategic Overview of Electronic Government Procurement (e-GP)

A growing trend for the next decade will be the emergence of strategic electronic procurement of first responder products at all levels of government. This phenomenon has been named "e-GP", or electronic government procurement, and is a natural offshoot of the growing global trend toward e-commerce. Brand-focused retailers that can provide quality products, secure transactions, reliable delivery and customer service have become hugely successful selling consumer goods. More and more government purchasing and procurement personnel are comfortable buying online and look to the Internet first when tasked with acquiring products.

The Asian Development Bank, The Inter-American Development Bank and The World Bank have combined to provide an implementation strategy and toolkit designed to assist  governments with the understanding and implementation of e-GP. International projections about the amount of business conducted electronically have reached hundreds of billions of dollars annually, with significant increases forecast.

The United States government’s plan to adopt e-commerce notes that the combination of next-generation purchase cards and access to e-commerce sites has provided an immediate opportunity for migration of up to 85% of U.S. federal government purchases to e-GP.  Benefits also include the ability to simplify key functions of the acquisition cycle for many different types of purchases in different dollar ranges.

E-GP exploits online interoperability to add value to the relationship between government buyers and businesses. An effective e-GP strategy delivers a broad range of benefits to both taxpayers and the economy. The United States, the Economic Commission for Latin America and the Caribbean, the European Union, Japan, Australia, Sweden and China are among those actively promoting electronic government procurement. The Internet now allows even remote government business opportunities to be made available online to product and service providers globally.

Just one decade ago, information technologies were a minor component of new capital investment worldwide. However, according to a study by The World Bank, IT technologies now represent more than half of such investment in some countries. These technologies are not just another piece of infrastructure or capital, but represent a profound shift in the means of production, the scope for broad community participation in commercial and social activity, as well as the methods and roles of government itself.

Online technologies are increasingly providing the means for enhancing intellectual capacity and development, just as the industrial revolution enhanced physical capacity and development. The consequences of these developments potentially transform the ways in which governments interact with their constituents, manage their affairs, strengthen transparency and purchase goods and services. Governments worldwide have recognized the significance of these developments as they relate to the purchase, by government entities, of goods and services through e-commerce. This unstoppable global trend is evidenced by initiatives such as the e-Europe strategy, which anticipates the migration of business from local brick-and-mortar establishments to global e-commerce sites, and the Florianópolis Declaration, which provides a road map for South American and Caribbean governments to join the expanding global e-GP movement.

Domestically, the 22 million United States Government purchase transactions each year present a market opportunity within this new wave of technology. All United States federal agencies now are required to support their programs by making available customer-friendly electronic purchasing tools integrated with end-to end commercial electronic processing of payment, accounting and performance reporting information.

In this electronic environment, selling to the government will be simpler. Sellers of products and services will enjoy easier access to market opportunities. Sellers will not have to disrupt existing and developing commercial relationships for purchasing and payment support services. Within the government, buyers will find buying simpler, faster and easier.

The benefits of online technology for the efficiency and effectiveness of government operations reflect, among other things, the impact of e-GP on the cost of transactions and value-for-money outcomes. The beneficiaries in this case are taxpayers and the community generally. The potential impact of e-GP on the cost of transactions has been variously assessed as saving from 12% up to much greater estimates, depending on the measures used. These transactions savings relate only to workflow. At another level there is clear evidence that e-GP can increase competition in the market thereby reducing the prices paid by government: experience suggests that this factor can be expected to yield between 5% and 25% savings with the higher end of the range more likely to be found in developing countries.

In addition to these outcomes, e-GP can be expected to provide significant but less quantifiable benefits through greatly improved management information and analysis, laying the foundation for innovation in sourcing, aggregation and service production. Currently most large government organizations will have only limited insights into the buying profiles of their staff, what they are purchasing, who they are purchasing from or where these purchases are going

E-commerce in government also provides the opportunity for major enhancements to transparency for the great volume of smaller transactions that have hitherto been effectively unauditable. The potential for technology to enhance governance and transparency has been noted previously for public administration. The potential effect of new technology on transparency of process can transform procurement fraud control from a process that relies largely on chance to one based on audit sampling of 100% if required. Through the same mechanism it also provides the wherewithal for more meaningful management information for decision making about procurement methodologies ranging from spot purchasing, fixed term contracts, multi-agency aggregation or even outsourcing. Therefore the same technology brings together greater transparency on the one hand with the potential for improved management performance on the other, thereby relieving the tension between compliance management via regulation and performance management. This transformation will change the management and policies around government procurement with new audit and compliance regimes and greater management information available about all aspects of procurement.

Private Sector Activation

All markets, including those relevant to e-GP, are comprised of a ‘buyer’ side and a ‘seller’ side. In a 2004 study prepared for the Procurement Harmonization Project of the Asian Development Bank, the Inter-American Development Bank and The World Bank, it was noted that an e-GP strategy that attends only to issues within government bureaucracy may find itself with a limited ‘sell’ side of little value to buyers. Because the participation of the private sector cannot be taken for granted, governments across the world are promoting the participation of the private sector in e-commerce.

The U.S. government has now instituted a policy that, whenever possible and cost-effective, government agencies should rely on commercial products and services.  The U.S. government has concluded that, in comparison to government-developed products, commercial items benefit from market-driven economies and innovation, that is, in terms of cost, quality, etc., and entail less risk of schedule overruns and performance shortfalls. The government also recognizes that the private sector has made and continues to make a significant investment of resources into information technology, and that e-GP will depend on the participation of the private sector if it is to be successfully implemented.

Most transactions in every jurisdiction will be of low value and high volume, which lend themselves to e-GP. Case studies suggest that ninety percent of procurement transactions are for less than $US 3,000 and account for perhaps 15% of total procurement.  The expertise required by government to manage this level of procurement is relatively elementary. This simplified purchasing will be carried across to e-procurement functionality with online purchase orders, RFQs (requests for quotations), and COTS (commercial-off-the-shelf) transactions.  “E-tendering”, that is, the private sector offering products and services for sale to government entities globally through e-commerce websites, is easily done by businesses at little or no additional cost and represents an effective means of activation of the private sector.

Our web-based sales of homeland security products will find a ready global market, as well as an active domestic market. We plan to translate our website into Spanish and other languages to accelerate our market penetration into this emerging e-GP sector.

Competition and Buying Patterns

The sweep of government procurement is extensive and varied, ranging from the acquisition of minor items such as office supplies to major purchases, such as telecommunications systems. Federal buyers have always been leaders in purchasing computer hardware, software and services online. That is now beginning to carry over into other types of government purchases.

In 1998 the President's Management Council's Electronic Processes Initiatives Committee began setting the groundwork for the migration of more government purchases and procurement from traditional purchasing protocols to use of e-GP. Many federal agencies now routinely provide their procurement personnel with government purchase cards that can be used for up to 85% of federal government purchases.

Government buying patterns have evolved relatively quickly over the past five years to embrace e-GP. According to a study by Jupiter Media Metrix Inc. of New York, less than 1 percent of all government purchases in 2001 were via the Internet. That same year, the General Services Administration set a July 1, 2001 deadline to bump up its roster of Internet-enabled suppliers from about 4,000 to around 9,000,which brought a multitude of new products into the agency's online exchange, GSA Advantage.

By 2002, the GSA's use of purchase cards was widespread. The purchase card replaced the paper-based time-consuming purchase order process for small dollar procurements. With annual expenditures of approximately $13.7B, the purchase card is the primary payment and procurement method for purchases under $2,500 (often referred to as micro-purchases) and allows for Internet purchases. The purchase card currently saves the federal government approximately $1.3B annually in administrative costs. The GSA considers the purchase card to be the most flexible purchasing tool available to the US government. Agencies use the purchase card to acquire mission related goods and services.

The GSA has now designated the FedBizzOpps.gov site as its single source for federal procurement opportunities exceeding $25,000, and all federal agencies must use the site for public notice of such procurements. Additionally, the Federal Acquisition Institute is coordinating training for government procurement personnel to facilitate their use of online procurement systems. GSA also has an online university which provides such training.

The Department of Homeland Security also recognized the need for a website where first responders could procure needed products and created the Responder Knowledge Base, a site on the DHS homepage that provides emergency responders with a single source for integrated information on available equipment, equipment certification and standards, equipment training, cost resources, and reviews from other equipment users. Many state offices are also attempting to streamline and promote online procurement for state agency government buyers.

There are some commercial exchanges such as eFederal.com, FedBuy.com, FedCenter.com and GovPlace.com which allow government purchasing agents to search for products, but these sites are not geared specifically toward the first responder market. Recently Fisher Scientific entered the space with an ambitious website featuring the "Fisher Quartermaster Program", a web-based, end-to-end procurement system offering first responders with a selection of products from thousands of manufacturers in the fire, police, safety, medical and terrorism response disciplines. However, because Fisher Scientifics’ website is offering over 400,000 products in the safety, health care and research customer marketing sectors, procurement personnel from first responder agencies may find that the site it is not geared specifically for their needs and may be overwhelmed by the volume of products offered. There are also specialized websites geared toward specific niches in the first responder community, e.g., websites for firefighters or law enforcement, but few of these concentrate on e-commerce; rather, they typically include an e-commerce component into general interest content.

As discussed in the preceding section, in addition to government purchasing opportunities in the United States, there is a significant international trend toward government adoption of e-commerce for public safety purchases. Major initiatives to promote the use of e-commerce by government procurement agents are currently being undertaken in Japan, China, Australia, England and the United States. The potential significance of this trend has been noted by famed economist Douglas C. North, who determined that for a modern economy 45% of GDP can be accounted for by the cost of transactions, a percentage that can be reduced significantly through the adoption of e-GP.

A March 2004 treatise on e-GP by the World Bank, the Asian Development Bank and the Inter-American Development Bank reported that public sectors typically make up 35% of national economies and, therefore, the adoption of e-GP is a significant driver of technology into those national economies and is expected to have large gains on the productivity and competitiveness of the whole economy.

Our employees

We currently have 4 full-time employees. In addition to our full-time employees, our Corporate Counsel is an independent consultant and our Chief Financial Officer works part-time. Joseph King, our Vice President of Business Development for Military Markets, will become a full-time employee effective February 15, 2007. Copies of Mr. King’s employment agreement has been filed as an exhibit to this registration statement

Management’s Discussion and Analysis of financial condition and results of operations

Liquidity and capital resources

We were incorporated on February 15, 2005 and two of our officers and directors, Eric Johnson and Richard Reincke, have paid approximately $193,821 in expenses incurred by the company from inception through December 1, 2006; of that, $121,821 has not been repaid and is evidenced by a promissory note. However, we have not received any commitments or guarantees from Mr. Johnson, Mr. Reincke or any of our other officers or directors to fund any additional capital needs we may have in the future. Our other material cash expenditures have been general and administrative expenses, including payroll expenses; expenses relating to purchasing inventory; and shipping and other costs associated with our sales and fulfillment activities.

From inception (February 15, 2005) to October 31, 2006 we accumulated a deficit of $956,450, much of which is attributable to the payment of our equity for services. Our current sources of capital are cash at October 31, 2006 of $280,831 and revenues which we have begun to derive through our ecommerce website and through the sale of products to first responders, public safety agencies, municipalities, and consumers. We will not receive any of the proceeds of this offering. We currently have cash available to fund our operations for the next 12 months.

We have raised a total of approximately $476,000 from the sale of our common stock to date.  The shares of common stock were offered in a private placement, pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, on a “best efforts” basis, to purchasers whom the company or its authorized agents believe are “accredited investors”, as that term is defined in Rule 501 of Regulation D, and to no more than 35 “non-accredited” investors who had the qualifications necessary to permit the shares of preferred stock to be offered and sold in reliance upon an exemption from the registration requirements of the Act in a transaction not involving any public offering. The purchase price for each share of preferred stock was $1.00 and there was no minimum number of shares which each purchaser was required to purchase.  The offer commenced on or about May 1, 2006 and terminated on or about November 1, 2006.

We believe that we need to continue to generate revenues from our business operations to fully implement our business plan over the next 12 months. We may also attempt to raise funds through additional offerings of our common or preferred stock. We may also attempt to raise the necessary funds through entering into strategic business relationships or from venture capital resources. We cannot guarantee that we will be able to raise any additional funds over the next 12 months.

Results of operations

Our ecommerce website www.firstresponderproducts.com was launched in October 2006 and our website www.securitysurplus.com was launched late in November 2006. We began generating revenues from both websites during the last fiscal quarter of 2006. We have cash and other assets that we believe are adequate to operate the company for the next 12 months. We have incurred losses since our inception. To date we have relied primarily on the sale of our equity securities and on loans and contributions from our officers and directors to fund our operations. We will be required to pay the costs of registering the shares being offered by the selling shareholders.

Our plan of operation for the next 12 months

During the next 12 months we intend to capture a small percentage of the growing homeland security products market share through Web sales and through direct bidding on government requests for quotes, commonly called RFQs. Since affiliation with channel partners is extremely important in the segmented first responder product market, we have entered into reseller agreements with major homeland security products distributors and manufacturers.

There are clear advantages to e-commerce for our customers.  One big advantage is that it allows reduced warehousing and inventory costs due to automation, costs that are typically passed on to the customer. E-commerce also creates a 24/7/365 operation, in which customers can shop when it’s convenient for them and can shop from a business, home or remotely via a wireless connection.  E-commerce is also self-selective, meaning people who visit our site are already interested in purchasing first responder products.

Over the next 12 months we are plan to develop and maintain a customer database by creating a community for first responders and military personnel, as well as like-minded public consumers. By adding website content such as customer chat rooms and bulletin boards, we will acquire inexpensive market research by monitoring the comments made about products, ease of use of the website and order fulfillment. We will also gather significant information about our customer base, which will allow us to adjust our product line. By adding a “visitor signup” to our site, we will generate a base list for email marketing campaigns, promotions and announcements that will keep our customer base coming back to our site. According to Forrester Research, over 66 percent of sites that add community capabilities gain an increase in traffic. Visitors also tend to stay longer on sites that provide opportunities to interact with others.

According to industry sources, the average customer visits a site at least seven times before buying from it. Our goal is to make firstresponderproducts.com a website where first responders can find quality information and answers to their questions, which in turn will make them more likely to visit repeatedly and buy our products. An example of this is Amazon.com’s community, which allows members to post their own book reviews on the site. This helps Amazon make visitors feel welcome, and in the end generates more sales.

According to industry sources, the biggest problem with e-commerce is fulfillment and delivery of the products purchased.  We plan to outsource most of our fulfillment requirements with constant monitoring of order flow to ensure that customers receive the products they purchase within the time specifications indicated on our website. Additionally, many of the existing reseller relationships we have already provide product fulfillment.

Marketing Strategy

First Responder Products, Inc. will market its www.firstresponderproducts.com website as a “one stop shopping” homeland security products portal for a broad spectrum of public safety personnel, including purchasing agents from police departments, fire departments, state emergency operations centers, and federal agencies such as FEMA, as well as life-safety and facilities management purchasers from the private sector.  We may also have customers from the military because many military personnel purchase their own equipment so as to have access to state-of-the-art products and technologies instead of standard government-issue gear.  Additionally, through our wholly-owned website at www.securitysurplus.com, we expect to attract a diverse cross-section of customers from the public sector, ranging from consumers who want to prepare for natural disasters (people looking for first aid kits) to outdoor enthusiasts looking for products from protective clothing to optical equipment.

We are also presently marketing products to Community Emergency Response Teams, commonly known by the acronym “CERTs”, through a section of our www.securitysurplus.com site. The CERT Program educates people about disaster preparedness for hazards that may impact their area and trains them in basic disaster response skills, such as fire safety, light search and rescue, team organization, and disaster medical operations. Using the training learned in the classroom and during exercises, CERT members can assist others in their neighborhood or workplace following an event when professional responders are not immediately available to help. CERT members also are encouraged to support emergency response agencies by taking a more active role in emergency preparedness projects in their community.

The CERT program material was developed by the Los Angeles City Fire Department and adopted by the Federal Emergency Management Agency in 1993. Congress has provided funds through the Citizen Corps program to the States and Territories. Grants from these funds are available to local communities to start CERT programs. This market includes over 1100 separate CERTS and, because we have had significant interest from CERTs, and believe this is a market niche which is currently underserved, we are now dedicating a separate site, www.certproducts.com, specifically for marketing to CERTs. We plan to launch this site in the first quarter of 2007; in the interim, visitors to the site are directed to the CERT section of www.securitysurplus.com.

Our websites are marketed through search engines such as Yahoo and Google (including the new Froogle search engine, which organizes the Web’s product information through Google).  We also have multiple URLs with similar names that point to our primary website, such as www.firstresponderstore.biz, and others. In addition to advertisements on search engines, First Responder Products will advertise directly to e-GP procurement officers through email campaigns, as well as to security-oriented consumers through websites that have similar customer demographics like REI.com, an outdoor retailer.  The cost of Internet advertising has dropped significantly with the collapse of many dot-coms, and it has now become quite cost effective.

To develop sales we will need qualified traffic.  Search engines are one means of driving traffic to our site, and the term “search engine optimization” is familiar to everyone in e-commerce.  The three most important elements of search engine optimization are links and navigation; text and meta-data (meta-data is “data about data”); and popularity measurement.

How Search Engines Work

A spider is a computer program that browses the Web to find and store web page contents.  Spiders find web pages by following the clickable text links on known web pages and analyzing the words on a page, as well as the meta-data in the code that produces the page.  The information received is stored in a database called the “search index” or “search catalog.” Typically, a search index contains several billion pages.

Search indices also maintain a separate “paid index” or “paid catalog” of web pages. Website owners pay for inclusion in this database to ensure that their pages are always considered by the search index. Paying for inclusion prioritizes the spider’s tasks to frequently review the paid index (typically daily). When a potential customer for first responder products types in key words on a search engine, the search index evaluates the content of both the Web index (which may be billions of documents) and the paid index (which typically is only millions of documents) and generates final search results. Clearly, if we participate in the appropriate paid indexes, we will optimize our profile on the major search engines, which will result in increased traffic to our website.

It is also important that the navigation structure not only makes it easy for a customer to use the website, but also allows search engine spiders to browse the website easily. We have made the firstresponderproducts.com site user-friendly for both our customers and search engine spiders.

Another type of search engine is called a “PPC-engine”, or pay-per-click engines.  The biggest pay-per-click engines are Google, eSpotting, Overture, FindWhat and Kanoodle. In PPC-engines, users bid for the position they want and can also bid on specific keywords.  We anticipate participating in some PPC-engines and have done significant research over the last year identifying the keywords used by our target market. In addition to bidding on keywords, we will also use those keywords on our web pages.

Meta-tags are pieces of text place in the header of a webpage. Meta-tags can help search engines better understand and present links to a website. However, the misuse of Meta-tags by webmasters who have put hundreds of keywords into their meta-tags under the mistaken belief that this would increase their website rankings has forced search engines to lower the importance of Meta-tags in the determination of what a web page is really about. Therefore, we will fill out the Meta-tags on all of our web pages using brief, accurate descriptions to increase our positioning on the search engines.

Another method of driving qualified customer traffic to a site is paying for reciprocal links with companies such as Arelis and 411web, and using hyperlinks with first responder and military membership organizations, such as the National Association of Counties (NACo) and its various affiliates.  A hyperlink allows direct passage from one website to another. By affiliating with channel partners such as NACo and its affiliates, we will drive a high percentage of government purchasers to our website.  We will use standard text-based links whenever possible because those are links that all search engine spiders can and will follow.

Promotion of the website address is another basic mechanism to drive qualified traffic to our website. Initially the company will engage in Web-based marketing for the first year to generate awareness of the company and disseminate product information.  Because Internet based advertising has declined in recent quarters, the prices for advertising have consequently dropped significantly, making the expenditure more cost-effective.

In addition to advertisements in search engines, First Responder Products will advertise with websites that have similar customer demographics, such as REI.com, an outdoor retailer.

We also plan to engage in industry and trade publication advertising, both print and Web-based, to provide general awareness of our website to the public safety community. Finally, we will include the website details on all company business cards, email footers and letterheads.

Sales Strategy

Internet sales begin with driving traffic to the site. Upon arrival, however, ease of navigation is crucial. The key to a good electronic commerce site is to provide an environment that makes it easy for the customer to navigate through the catalog of products and ultimately make a purchase. Therefore, the customer must be able to find the product they need without going through endless levels of indexes or menus. The visitor must be able to reach the product they need with very few clicks.

Industry sources report that 80% of visitors to any site will take one look at the page they arrive on and then leave.  It has been estimated that a website loses 20% of visitors every time it asks them to link to a new page.

Our website has been designed with ease-of-use in mind. Customers see photographs of the product and are provided with comprehensive product information. The customer can flag products during his browsing session, which are added to an electronic shopping cart. At any point the customer can review the contents of the cart, the cost, and projected delivery times. This makes it easy for the customer to browse the site, selecting products as he goes.

Another crucial area is product selection. A website that lists thousands of products may create too many choices for prospective customers and dilute the ease-of-use. However, a website without a large and varied product selection will not be successful. We therefore have used various categories to give our websites a distinctive, easy-to-navigate character, while still supplying a large selection of products. We also pay careful attention to the information we receive through the message boards and chatrooms on our websites on which customers post their opinions of specific products and offerings. Our goal is to create an icon brand with websites that will constantly feature both new content and new products, including specials and featured products which change every week.

According to industry sources, the biggest problem with e-commerce is fulfillment and delivery of the products purchased.  We plan to outsource most of our fulfillment requirements with constant monitoring of order flow to ensure that customers receive the products they purchase within the time specifications indicated on our website.

We also receive notices from government procurement offices requesting quotes on first responder products that municipal, state and federal agencies are seeking to acquire, and we submit product quotes and bids to those various agencies through direct bidding.  For example, part of the federal government’s e-commerce initiative is a program called “Federal Business Opportunities” which operates a website at FedBizOpps.gov.  This site is the single government point-of-entry for federal government procurement opportunities over $25,000. Government buyers are able to publicize their business opportunities by posting information directly to FedBizOpps via the Internet. Through this one portal, commercial vendors seeking federal markets for their products and services can search, monitor and retrieve opportunities solicited by the entire federal contracting community. State and municipal agencies host similar websites and post bidding opportunities, and we are actively reviewing these opportunities and submitting bids.

We believe this combined sales strategy will promote both our e-commerce and will further develop customer relationships with federal, state and municipal public safety agencies.

Description of Property

 As of the date specified in the following table, we held the following property:

Property	October 31, 2006
Cash and equivalents	$280,831
Property and Equipment, Net	$7,298
Total Assets	$288,129

Our facilities

Except for the leasehold interests in the office and industrial facilities we lease, we do not presently own any interests in real estate.

Our executive, administrative and operating offices are located at 7047 East Greenway Parkway, Suite 250, Scottsdale, AZ 85254. Our lease began February 1, 2006 and is currently scheduled to expire January 31, 2007. We are currently looking for new office space because we need to expand from our existing facilities, which, at approximately 200 square feet, do not provide us with the storage and fulfillment areas we require since launching our ecommerce websites. Our annual lease payments on this facility are approximately $30,250.  We also lease a technology office at 4500 Campus Drive, Suite 350, Newport Beach, California 92660. This facility is approximately 518 square feet. This lease began June 1, 2006 and is currently scheduled to expire on May 31, 2007. Our annual lease payments on this facility are approximately  $10,250.  We anticipate renewing this lease. Our office facilities are well maintained and we believe we will have to increase the size of our facilities for our administrative, sales and marketing operations because we have generated significant sales since launching our ecommerce websites, and existing facilities are inadequate for our operations. Except for the leasehold interests in the office, we do not presently own any interests in real estate.

Certain Relationships and Related Transactions

Our Chief Financial Officer has signed a personal guarantee on the lease for the Company’s facilities in Newport Beach, California. The Company anticipates that it will have adequate funds to meet its lease obligations during the respective terms of the leases. Our Chief Financial Officer has also signed personal guarantees to allow us to establish credit facilities with suppliers.

During the period from February 15, 2005 (inception) to October 31, 2006, the Company was advanced $193,821 for various expenses from Eric Johnson, our CEO, president and Chairman.  Approximately $72,000 of those funds have been repaid and the remainder has been evidenced by a demand promissory note.

Market for Common Equity and Related Stockholder Matters

Reports to shareholders

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to shareholders, we intend to provide an annual report to our shareholders, which will include audited financial statements.

When, and if, we become a reporting company with the Securities and Exchange Commission, we will be required to file quarterly reports and annual reports which contain our financial statements for each quarter and an audited financial statement at year end. We will also be required to file reports on Form 8-K relating to any material information which is important for investors in our securities to know. We will have a continuing reporting obligation under the Exchange Act of 1934 once the registration statement becomes effective. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Other than the shares of stock being registered in the company’s registration statement on Form SB-2, there are no outstanding shares of our common stock that could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933 or that we have agreed to register under the Securities Act of 1933 for sale by shareholders. The approximate number of holders of record of shares of our common stock is 75.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•

a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;

•

a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•

a toll-free telephone number for inquiries on disciplinary actions;

•

definitions of significant terms in the disclosure document or in the conduct of  trading in penny stocks; and

•

such other information in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•

the bid and offer quotations for the penny stock;

•

the compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will be subject to the penny stock rules.

Executive Compensation

Audit Committee Financial Expert

The Board of Directors has not appointed a compensation committee, and therefore executive compensation has been set by the existing Board of Directors, who are also officers of the company.

Executive Compensation

Executive Compensation Summary

The following table sets forth the total compensation for the fiscal years ended October 31, 2006 and 2005, paid to or accrued for our chief executive officer and our only other executive officer who provided services to us at October 31, 2006 and 2005.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation	Securities Underlying Options/SARs (#)

Eric Johnson	2006	0.00	—	—	—
Chief Executive Officer	2005	0.00	—	—	—

Richard Reincke	2006	0.00	—	—
Chief Financial Officer	2005	0.00	—	—	—
			—	—	—

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities	Percent of Total Options	Exercise Price
Name	Underlying Options	Granted to Employees in Fiscal Year	($/Share)

Eric Johnson	0	0%	N/A
Richard Reincke	0	0%	N/A

Fiscal Year-End Option Values

The following table provides information on the value of each of our Named Executive Officer’s unexercised options at December 7, 2006.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric Johnson	0	0	0	0
Richard Reincke	0	0	0	0

Compensation of Directors

Our directors do not currently receive any compensation for acting as a director.

Agreements with Executive Officers

Mr. King’s employment agreement has been filed with the Securities and Exchange Commission as an exhibit to this registration statement. The other executive officers do not have employment agreements with the company.  See Item 27. Exhibits for an explanation of where a copy of Mr. King’s agreement may be found.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Aaron McGeary, Esq. of The McGeary Law Firm, located at 405 Airport Fwy., Suite 5, Bedford, Texas 76021, Tel. (817) 282-5885, (817) 282-5886 (fax).

EXPERTS

The balance sheet and financial statements of the Company as of and for the year ended October 31, 2006 and from inception on February 15, 2005 through October 31, 2005 and 2006 in this prospectus have been audited by Moore & Associates, Chartered, 2675 S. Jones Blvd., Suite 109, Las Vegas, NV 89146, tel. (702) 253-7511, an independent public accounting firm, upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Securities and Exchange Commission’s regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the Securities and Exchange Commission at 1-323-965-3998. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Once this registration statement is declared effective by the Securities and Exchange Commission, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, and make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

October 31, 2006 and 2005

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

First Responder Products, Inc.

(A Development Stage Company)

Scottsdale, Arizona

We have audited the accompanying balance sheet of First Responder Products, Inc. (a development stage company) as of October 31, 2006 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended October 31, 2006 and from inception on February 15, 2005 through October 31, 2005 and 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Responder Products, Inc. (a development stage company) as of October 31, 2006 and the results of its operations and its cash flows for the year ended October 31, 2006 and from inception on February 15, 2005 through October 31, 2005 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company is in the development stage with no operating results to date, a deficit in working capital and a deficit in stockholders’ equity, all of which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

December 29, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, Nevada 89146 (702) 253-7511 Fax (702)253-7501

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Balance Sheet

ASSETS
October 31, 2006
CURRENT ASSETS
Cash	$280,831
Total Current Assets	280,831
PROPERTY AND EQUIPMENT, net	7,298
TOTAL ASSETS	$288,129
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$18,812
Accrued interest-related party	4,873
Note payable-related party	121,821
Total Current Liabilities	145,506
Total Liabilities	145,506

STOCKHOLDERS’ EQUITY
Preferred stock: 10,000,000 shares authorized of $0.001 par value, no shares issued and outstanding
Common stock: 100,000,000 shares authorized of $0.001 par value,	6,573
6,573,300 shares issued and outstanding	1,092,500
Additional paid-in capital
Deficit accumulated during the development stage	(956,450)
Total Stockholders’ Equity	142,623
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$288,129

The accompanying notes are an integral part of these financial statements.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Statements of Operations

	For the Year Ended	From Inception on February 15, 2005 Through
	October 31,		October 31,	October 31,
	2006		2005	2006

REVENUES	$524		$-	$524
EXPENSES
Depreciation and amortization	811		-	811
General and administrative	946,117		5,173	951,290
Total Expenses	946,928		5,173	952,101
LOSS FROM OPERATIONS	(946,404)		(5,173)	(951,577)
OTHER INCOME (EXPENSE)
Interest expense	(4,873)		-	(4,873)
Total Other Income (Expense)	(4,873)		-	(4,873)
NET INCOME (LOSS)	$(951,277)		$(5,173)	$(956,450)
BASIC LOSS PER SHARE OF COMMON STOCK	$(0.16)	$		(0.00)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,849,250		5,176,500

The accompanying notes are an integral part of these financial statements.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Deficit Accumulated During Development
	Shares	Amount	Capital	Stage	Total

Balance at February 15, 2005 (Inception)	$-	$-	$-	$-	$-
Common stock issued to founders for services at $0.001 per share	5,172,500	5,173	-	-	5,173
Net loss for the year ended October 31, 2005	-	-	-	(5,173)	(5,173)
Balance, October 31, 2005	5,172,500	5,173	-	(5,173)	-
Common stock issued for cash at $0.01 per share	310,000	310	2,790	-	3,100
Common stock issued for cash at $1.00 per share	473,300	473	472,827	-	473,300
Common stock issued for services at $1.00 per share	617,500	617	616,883	-	617,500
Net loss for the year ended October 31, 2006	-	-	-	(951,277)	(951,277)

Balance, October 31, 2006	$6,573,300	$6,573	$1,092,500	$(956,450)	$142,623

The accompanying notes are an integral part of these financial statements.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Statements of Cash Flows

	For the Year Ended	From Inception on February 15, 2005 Through

	October 31,	October 31,	October 31,
	2006	2006	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(951,277)	$(5,173)	$(956,450)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	811	-	811
Common stock issued for services	617,500	5,173	622,673
Changes in operating assets and liabilities:
Increase in accrued interest related party	4,873	-	4,873
Increase in accounts payable and accrued liabilities	18,812	-	18,812
Net Cash Used by Operating Activities	(309,281)	-	(309,281)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(8,109)	-	(8,109)
Net Cash Used by Investing Activities	(8,109)	-	(8,109)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to related parties	(72,000)	-	(72,000)
Borrowings from related parties	193,821	-	193,821
Proceeds from common stock	476,400	-	476,400
Net Cash Provided by Financing Activities	598,221	-	598,221

NET INCREASE IN CASH	280,831	-	280,831
CASH AT BEGINNING OF PERIOD	-	-	-
CASH AT END OF PERIOD	$280,831	$-	$280,831
CASH PAID FOR:
Interest	$-	$-	$-
Income taxes	$-	$-	$-
NON-CASH FINANCING ACTIVITIES	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Notes to the Financial Statements

October 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND HISTORY

Aegis Security Products, Inc., (the Company) a Delaware corporation, was incorporated on February 15, 2005. Its name was changed to First Responder Products, Inc. on April 21, 2005.

The Company is in the development stage and has generated no significant revenue.

The Company is the business of providing supplies and materials to providers of emergency response services.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A. Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a October 31 year-end.

B. Basic Loss Per Share

	For the Year Ended October 31, 2006

Loss (Numerator)	Shares	Per Share
	(Denominator)	Amount

$(951,277)	$5,849,250	$(0.16)

	For the Year Ended October 31, 2005

Loss (Numerator)	Shares	Per Share
	(Denominator)	Amount

$(5,173)	$5,176,500	$(0.00)

The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

C. Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Notes to the Financial Statements

October 31, 2006 and 2005

NOTE 2 -

SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net deferred tax assets consist of the following components as of October 31, 2006 and 2005:

	2006	2005
Deferred tax assets
NOL Carryover	$130,173	$-
Valuation allowance	(130,173)	-
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended October 31, 2006 and 2005 due to the following:

	2006	2005
Book income (loss)	(370,998)	(2,017)
Common stock issued for services	$240,825	$2,017
Valuation allowance	130,173	-
	$-	$-

At October 31, 2006, the Company had net operating loss carry forwards of approximately $333,000 that may be offset against future taxable income through the year 2026.  No tax benefit has been reported in the October 31, 2006 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

D.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

E. Fair Value of Financial Instruments

As at October 31, 2006, the fair value of cash and accounts and advances payable, including    amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

F. Newly Issued Accounting Pronouncements

The Company has adopted the following accounting pronouncements:

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Notes to the Financial Statements

October 31, 2006 and 2005

NOTE 2 -

SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 123(R) -- In October 2004, the FASB issued SFAS No. 123 (Revised 2004) (SFAS 123 (R)) “Share-based payment”. SFAS 123 (R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. FASB 123 (R) replaces FASB 123, Accounting for Stock-Based Compensation and supersedes APB option No. 25, Accounting for Stock Issued to Employees. This guidance is effective as of the first interim or annual reporting period after October 15, 2005 for Small Business filers.

SFAS No. 150 -- In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.  This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

SFAS No. 151 -- In November 2004, the FASB issued SFAS No. 151 (SFAS 151), “Inventory Costs”. SFAS 151 amends ARB No. 43, Chapter 4. This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is the result of a broader effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 will not have a material impact on the results of operations or financial position of the company as it does not have inventory.

SFAS No. 153 -- In October 2004, the FASB issued SFAS No. 153 (SFAS 153) “Exchange of Non-monetary assets”. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-Monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 will not have a material effect on the Company’s financial position or results of operations.

FASB Interpretation No. 46(R) -- In January 2003, the FASB issued FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.” FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s financial statements.

FIRST RESPONDER PRODUCTS, INC.

(A Development Stage Company)

Notes to the Financial Statements

October 31, 2006 and 2005

NOTE 2 -

SIGNIFICANT ACCOUNTING POLICIES (Continued)

G. Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

H. Concentration of Risk

Cash - The Company at times may maintain a cash balance in excess of insured limits.

I. Revenue Recognition

The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

J. Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.  The Company plans to expand its internet marketing program for its emergency response products which upon its completion is expected to provide sufficient revenues to allow it to continue as a going concern. In the interim the Company expects to raise operating capital through the private placement of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 4 - SUBSEQUENT EVENTS

In November 2006, the Company issued 63,000 shares of its common stock in a private placement for net cash of $63,000.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses incurred by the selling stockholders in connection with this offering.

Securities and Exchange Commission Registration Fee	$635.19
Legal Fees and Expenses (other than blue sky fees)	$30,000	*
Accounting Fees and Expenses	$10,000	*
Total	$40,635.19	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Except as set forth below, there were no sales of unregistered securities by the Registrant during the past three years. Unless provided otherwise, the securities issued in the private transactions described below were offered and sold pursuant to the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D or to the extent applicable to offers made outside the United States pursuant to the provision of Regulation S. The common stock was offered and sold to a party that the Company or its authorized agents believe is an “accredited investor,” as that term is defined in Rule 501 of Regulation D in reliance upon an exemption from the registration requirements of the Securities Act in a transaction not involving any public offering. The recipients represented to the Company that:

•

each party is an “accredited investor”;

•

the securities were acquired by the party for their own account and without any view to the distribution, assignment or resale to others other than pursuant to a registered offering;

•

the party understood that the securities issued to them had not been registered under the Securities Act or any state securities laws; and

•

the party acknowledged that they may not transfer the securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

•

We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with these issuances.

Recent Private Placement

In February, 2005, we raised funds for operations through a private placement of shares of our $.001 par value common stock at $0.01 per share. Proceeds from the issuance of 310,000 shares of our common stock during that time period totaled $3,100.

Beginning on or about May 23, 2006 and continuing through November 20, 2006,  we raised funds for operations through a private placement of shares of our $.001 par value common stock at $1.00 per share. Proceeds from the issuance of 473,300 shares of our common stock during that time period totaled $473,300.

ITEM 27. EXHIBITS.

(a) The following exhibits are either attached hereto or incorporated herein by reference as indicated.

Exhibit Number	Description	Exhibit

3.1	Certificate of Incorporation dated February 15, 2005	Filed herewith
3.2	Certificate of Amendment of Certificate of Incorporation dated April 21, 2005	Filed herewith
3.3	Amended and Restated Certificate of Incorporation dated October 26, 2005	Filed herewith
3.4	Bylaws	Filed herewith
5.1	Opinion of Aaron McGeary, Esq.	Filed herewith
10.1	Software Development Agreement	Filed herewith
10.2	Consulting Agreement, dated as of December 1, 2006, between the Registrant and Joseph King	Filed herewith
23	Consent of Moore & Associates Chartered	Filed herewith

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)                      File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2)                      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)                      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)                      For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)                      For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Scottsdale, State of Arizona on December 29, 2006.

First Responder Products Inc.

Signatures		Title	Date

By:	/s/ Eric D. Johnson	Chief Executive Officer	December 29, 2006
Eric D. Johnson

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Eric D. Johnson	Chief Executive Officer and Director	December 29, 2006
Eric D. Johnson

By:	/s/ Richard Reincke	Chief Financial Officer and Director	December 29, 2006
Richard Reincke